As filed with the Securities and Exchange Commission on: December 16, 2005

                                                                Registration No.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CHINA MEDIA1 CORP.

                 (Name of small business issuer in its charter)

         Nevada                       _______                    46-0498798
(State or jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
      incorporation          Classification Code Number)     Identification No.)
     or organization)

                      141-757 West Hastings St., Suite 328,
                   Vancouver, BC Canada V6C 1A1 (778) 881-0939

          (Address and telephone number of principal executive offices and principal place of business)

                      141-757 West Hastings St., Suite 328,
                   Vancouver, BC Canada V6C 1A1 (778) 881-0939

     (Address of principle place of business or intended place of business)

              Ernest Cheung, 141-757 West Hastings St., Suite 328,
                   Vancouver, BC Canada V6C 1A1 (778) 881-0939

            (Name, address and telephone number of agent for service)

                                   Copies to:

  Marc A. Indeglia, Esq., Spectrum Law Group, LLP, 1900 Main Street, Suite 125,
                    Irvine, California 92614, (949) 851-4300

                                 ---------------

  Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                -----------------


            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                   Proposed                 Proposed
   Title of Each Class of                                     Maximum Offering         Maximum Aggregate        Amount of
Securities to be Registered     Amount to be Registered        Price per Share          Offering Price       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.00005 par              6,971,016 Shares(1)               $0.42(2)           $2,927,827                   $371
value
-----------------------------------------------------------------------------------------------------------------------------

(1) Shares of common stock that may be offered pursuant to this registration statement consist of shares that may be issuable upon conversion of convertible promissory notes and exercise of warrants issued in connection with the issuance of the convertible promissory notes. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included (i) 4,372,500 shares, representing 175% of the number of shares of common stock issuable upon conversion in full of the outstanding convertible promissory notes dated November 1, 2005 (without regard to any limitations on conversion); (ii) 2,498,574 shares, representing the shares of common stock issuable upon exercise of in full of the warrants issued to the holders of the convertible promissory notes dated November 1, 2005 (without regard to any limitations on exercise) and (iii) 99,942 shares issuable upon exercise of the warrants issued to the broker in connection with the issuance of the convertible promissory notes dated November 1, 2005. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on December 12, 2005, as reported in the over-the-counter market.

                             -----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated December 16, 2005.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus

                                6,971,016 Shares

                               CHINA MEDIA1 CORP.

                                  Common Stock

      We are registering up to 6,971,016 shares of our common stock for the offer or sale by the selling stockholders named in this prospectus. Of the shares being registered, 4,372,500 represents 175% of the 2,498,571 shares which are issuable upon conversion of convertible notes issued to certain of the selling stockholders and 2,598,516 shares which are issuable upon exercise of warrants.

      The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. We may, however, receive $1,533,124 from the exercise of the warrants.

      Our common stock currently trades on the OTC Bulletin Board under the symbol "CMDA.OB." On December 12, 2005, the last reported sale price of the common stock of the OTC was $0.42 per share.

      Investing in our common stock involves risks, and investors should not buy these shares unless they can afford to lose their entire investment. Please see "Risk Factors" beginning on page 5 to read about certain factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is ________________, _____

                         Cautionary Statement Concerning
                           Forward-Looking Information

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. These are statements that relate to future periods and include statements regarding our future strategic, operational and financial plans, potential acquisitions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, plans related to sales strategies and efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, the adequacy of our current facilities and our ability to obtain additional space, use of future earnings, and the feature, benefits and performance of our current and future products and services.

      You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," "seek" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 5. These and other factors may cause our actual results to differ materially from any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements.

      We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For these statements, we claim the protection of the "bespeaks caution" doctrine. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

      Factors that may affect forward-looking statements. A wide range of factors could materially affect future developments and performance of our business. Significant factors affecting specific business operations are identified in connection with the description of these operations and the financial results of these operations incorporated by reference into this prospectus. General factors affecting our operations include:

      o     Changes in business plans,

      o     Changes in U.S., global or regional economic conditions,

      o Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations.

      o     Increased competitive pressures,

      o     Legal developments that may affect our business,

      o     Technological developments that may affect our business, and

      o Changes in government regulations relating to the pharmaceutical industry.

      This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                         Prospectus Summary Information

Our Company

      We were incorporated in the State of Nevada on August 6, 2002 under the name Eagle River Mining Corp. Our name was changed to China Media1 Corp. on January 14, 2005 and we are currently engaged in advertising in Southern China. Our administrative office is located at 141-757 West Hastings St. Suite 328, Vancouver, BC Canada V6C 1A1 and our telephone number is (778) 881-0939. We maintain a website at www.chinamedia1corp.com.

The Offering

      This offering relates to the offer and sale of 6,971,016 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. We may, however, receive up to $1,533,124 from the exercise of warrants.

Common stock outstanding before the offering:

33,920,000

Common stock outstanding if all stock offered by selling stockholders is sold:

40,891,016

OTC Bulletin Board symbol for common stock  "CMDA.OB"

--------------------------------------------------------------------------------

Summary Financial Information

The summary financial information set forth below has been derived from our financial statements as of and for the nine months ended September 30, 2005 and our financial statements as of and for the year ended December 31, 2004. You should read this information in conjunction with the financial statements and notes thereto and the pro forma financial statements included elsewhere in this prospectus.

Statement of Operations Data:

                                        Year Ended     9 Months Ended
                                       December 31,    September 30,
                                           2004             2005
                                       ------------    --------------
                                                        (unaudited)

Revenue                                           0         1,219,457
Net income (loss)                           (67,343)         (706,672)
Diluted earnings (loss) per share             (0.00)            (0.02)
Weighted average shares
  outstanding - diluted                  30,140,000        33,494,872

Balance Sheet Data:

Cash                                          3,267             1,572
Working capital (deficit)                     4,885        (1,813,393)
Total assets                                184,475         1,629,910
Total liabilities                           179,590         2,518,120
Total stockholders' equity (deficit)          4,885          (888,210)

                                  Risk Factors

      An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this annual report before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks.


RISKS RELATED TO OUR SECURITIES AND THIS REGISTRATION

Our stock may be affected by limited trading volume and may fluctuate significantly in price.

      Our common stock is traded on the NASD OTC Bulletin Board. Trading in our stock has been limited and there can be no assurance that an active trading market for our stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Thinly traded shares can be more volatile than shares traded in an active public market. The average daily trading volume of our common stock in November 2005 was 54,643 shares. The high and low bid price of our common stock for the last two years has ranged from $0.002 and $0.90 per share. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance.

We have issued a substantial number of securities convertible into shares of our common stock which will result in substantial dilution to the ownership interests of our existing stockholders.

      As of December 12, 2005, approximately 6,971,016 shares of our common stock were reserved for issuance upon exercise or conversion of the following securities: (i) 4,372,500 shares representing 175% of the number of shares of common stock issuable upon conversion in full of the outstanding convertible promissory notes dated November 1, 2005 (without regard to any limitations on conversion); (ii) 2,498,574 shares, representing the shares of common stock issuable upon exercise of in full of the warrants issued to the holders of the convertible promissory notes dated November 1, 2005 (without regard to any limitations on exercise) and (iii) 99,942 shares issuable upon exercise of the warrants issued to the broker in connection with the issuance of the convertible promissory notes dated November 1, 2005.

      The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing shareholders.

A substantial number of our convertible securities are convertible into shares of common stock at a conversion price of $0.35 per share. Most of these shares are eligible for public resale. The trading price of our common stock and our ability to raise additional financing may be adversely affected by the influx into the market of such a substantial number of shares.

      Our outstanding convertible notes are presently convertible into 2,498,571 shares of common stock at a per share conversion price of $0.35 which is less than the current trading price of our shares. Although many of the shares issuable upon conversion of our convertible warrants are eligible for public resale under Securities and Exchange Commission Rule 144, we have agreed to file a registration statement to cover the public resale of all of these shares. This significant increase in number of shares available for public sale may have a negative impact on the trading price of our shares and substantially dilute the ownership interest of our existing shareholders. In the event that our stock trades below $0.35 per share, in order to raise additional financing we would likely be required to issue additional shares of common stock or securities convertible into common stock at a purchase or conversion price as applicable, of less that $0.35 per share. To the extent these factors are viewed negatively by the market, it may provide an incentive for persons to execute short sales of our common stock that could adversely affect the trading price of our common stock.

Our common stock is deemed to be a "penny stock" which may make it more difficult for investors to sell their shares due to suitability requirements.

      Our common stock is deemed to be a "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

- With a price of less than $5.00 per share;

- That are not traded on a "recognized" national exchange;

- Whose prices are not quoted on the NASDAQ automated quotation system; or

- Of issuers with net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if issuer has been in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for our shareholders to sell shares to third parties or to otherwise dispose of them. This could cause our share price to decline.

We do not expect to pay dividends for the foreseeable future.

      For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

RISKS RELATED TO OUR BUSINESS

We recognize our revenues in Chinese dollars and as such our results are subject to currently fluctuations.

      Due to a change in Chinese monetary policy, the Chinese Yuan is a floating rate against a basket of other currencies. Exposure to foreign currency risk could exist should there be a large fluctuation between the exchange rate between the Chinese Yuan and U.S. Dollar. We cannot predict the outcome of currency fluctuations; however, indications exist that the Chinese Yuan may be undervalued in relation to the US Dollar. We do not use financial instruments to hedge against changes the exchange rate between the Chinese Yuan and the U.S. Dollar.

We are dependant on our executive officers and technical personnel.

      The success of our business plan depends on attracting qualified personnel, and failure to retain the necessary personnel could adversely affect our business. Competition for qualified personnel is intense, and we may need to pay premium wages to attract and retain personnel. Attracting and retaining qualified personnel is critical to our business. Inability to attract and retain the qualified personnel necessary would limit our ability to implement our business plan successfully.

We may need additional financing.

      The Company believes it has sufficient capital to meet its short-term cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934. However, if losses continue it may have to seek loans or equity placements to cover longer term cash needs to continue operations and expansion.

      No commitments to provide additional funds have been made by management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to the Company to allow it to cover operation expenses.

      If future operations are unprofitable, it will be forced to develop another line of business, or to finance its operations through the sale of assets it has, or enter into the sale of stock for additional capital, none of which may be feasible when needed. The Company has no specific management ability or financial resources or plans to enter any other business as of this date.

      The effects of inflation have not had a material impact on its operation, nor is it expected to in the immediate future.

We are subject to political, economic and regulatory risks in China.

      The market in China is monitored by the government, which could impose taxes or restrictions at any time which would make operations unprofitable and infeasible and cause a write-off of the investment. Other factors include political policy on foreign ownership and political policy to open the doors to foreign investors.

      There are economic risks associated with doing business in China which could affect our operations. The Chinese economy has experienced significant growth in the past decade, but this growth has been uneven across geographic and economic sectors and has recently been slowing. There can be no assurance that this growth will not continue to decrease or that the slow down will not have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future. The current economic situation may adversely affect our ability to do advertising business as a result of slowing domestic demand and deflation.

      The restrictions on currency exchange could limit our ability to repatriate our revenues from China. Although Chinese governmental policies were introduced in 1996 to allow greater convertibility of the Renminbi, significant restrictions still remain. We can provide no assurance that the Chinese regulatory authorities will not impose greater restrictions on the convertibility of the Renminbi to western currencies. The government could refuse to allow the exchange, or could restrict the amount or volume of exchange. Because the majority of our future revenues is in the form of Renminbi, any future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China, if we ever have any. This restriction, if it occurs, may affect our ability to pay repatriate any profits in U.S. dollars or other acceptable currency.

We have limited operating history.

      Until January 2005, we were a development stage company with no revenues. Our primary business purpose is to develop and produce advertising in Southern China. As of the date of this prospectus, we have three contracts to develop and produce advertising in Southern China and have recently begun generating revenues. However, we are still subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they will result in material delays in the development of our business model. We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

Any projections used in this prospectus may not be accurate.

      Any and all projections and estimates contained in this prospectus or otherwise prepared by us are based on information and assumptions which management believes to be accurate; however, they are mere projections and no assurance can be given that actual performance will match or approximate the projections.

Because stock ownership is concentrated, you and other investors will have minimal influence on stockholders' decisions.

      Assuming that issued convertible notes and outstanding warrants have not been converted or exercised, our executive officers and/or their affiliated companies directly or beneficially own approximately 68.8% of our outstanding common stock as of December 1, 2005. As a result our executive officers may be able to significantly influence the management of the company and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

Our directors and executive officers control the company.

      Our directors, executive officers and/or their affiliated companies directly or beneficially own approximately 23,338,235 shares or approximately 68.8% of our outstanding common stock. Accordingly, these persons, as a group, may be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the company.

                                 Use of Proceeds

      We will not receive any proceeds from the resale of our common stock by the selling stockholders.

      However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, selling stockholders will be entitled to exercise warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the parties exercise the warrants on a cashless basis, then we will not receive proceeds from the exercise of those warrants. In addition, we have received gross proceeds $874,500 from the sale of the secured convertible notes. The proceeds received from the sale of the secured convertible notes will be used for business development purposes to pay-off obligations to certain parties, working capital needs, pre-payment of interest, payment of consulting, legal fees and other expenses.

            Market for Common Equity and Related Stockholder Matters

      Our common stock trades on the OTC Bulletin Board under the symbol "CMDA." The following table shows the high and low bid or close prices for our common stock for each quarter since January 1, 2003 as reported by the OTC Bulletin Board. All share prices have been adjusted to reflect the 1 to 20 forward split effective January 14, 2005. We consider our stock to be "thinly traded" and any reported sale prices may not be a true market-based valuation of the stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

January 1, 2005 to September 30, 2005   High Close   Low Close
-------------------------------------   ----------   ---------
First quarter                           $     0.87   $    0.22
Second quarter                                0.73        0.21
Third quarter                                 0.55        0.30

January 1, 2004 to December 31, 2004     High Bid     Low Bid
-------------------------------------   ----------   ---------
First quarter                           $     0.27   $    0.03
Second quarter                               0.010       0.002
Third quarter                                0.025       0.025
Fourth quarter                               0.900       0.108


      As of December 12, 2005, there were approximately 50 record holders of our common stock.

      We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained to retire debt and for the operation of the business.

      Shares eligible for future sale could depress the price of our common stock, thus lowering the value of a buyer's investment. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of our common stock.

                              Plan of Distribution

      We are registering the shares of common stock issuable upon conversion of the convertible promissory notes dated November 1, 2005 and upon exercise of the related warrants to permit resale of the shares of common stock by the holders of the convertible promissory note and the related warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $1.53 million upon the exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

      The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

      (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

      (2) in the over-the-counter market,

      (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

      (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

      (5) through the settlement of short sales.

      If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

      The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

      The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

      The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

      We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $65,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the related registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against liabilities, including some liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

      Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

            Management's Discussion and Analysis or Plan of Operation

      On or about February 1, 2005, we completed the acquisition through an assignment of exclusive advertising contracts in Guangzhou located the southern region of the Peoples Republic of China, from Mr. Cai Hanxiong, proprietor of the Guangzhou Chuangrun Advertising Company Limited located in the Peoples Republic of China; Mr. Cai Hanxiong also controls the voting common stock of China Media1 Corp. (the "Company") after the transaction. Chuangrun Media Limited of Hong Kong is the original party to the two (2) airport contracts discussed below, and Guangzhou Chuangrun Advertising Company Limited, located in the Peoples Republic of China ("China") is the original party to the Guangzhou Mass Transit Railway ("MTR") pillar advertising contract. The two companies are collectively "Chuangrun". The assignment from Chuangrun includes rights to the following three contracts:

      (1) The Guangzhou New Baiyun Airport Scrolling Advertising Signs Contract
- the contract provides for the installation of 100 large size (1.5 meters x 5 meters) scrolling three-poster signs in the passenger terminal of one of the newest airports in Southern China. This generates a total of 300 poster spaces (three per sign). No revenues have been generated under this contract.

      (2) The Guangzhou Mass Transit Railway ("MTR") Pillar Advertising Contract
- the contract provides for pillar wrap around (diameter 1.5 to 1.7 meters, height 3 meters) advertising for 12 stations along the Guangzhou MTR system. The Company has revenue generated through this contract from January 2005.

      (3) The Guangzhou Baiyun Airport granted another contract to Chuangrun in March 2005 for an additional fifty (50) scrolling advertising light box locations along the entire domestic and international arrivals level outdoor loading area. The Company will install newly designed double-sided light boxes with six posters on each side. This generates a total of 600 poster spaces (twelve per sign). No revenues have been generated under this contract. The Company expects to have revenue generated from this contract from December 2005.

      We also have the right to acquire, and Chuangrun promises to assign, a China Rail Train Naming and Advertising Project within one year, when the project is proven viable, at a price to be negotiated in the future. The contracts above were recently executed by Chuangrun with third parties in China. Chuangrun has existing advertising clients and revenues, and publishes "give-away" magazines, as well as other scrolling advertising boards in the MTR, which are not part of the contracts discussed above.

      We have utilized the proceeds of the financing in November and the above Chi Shang Ling Yue deposits to make the necessary payments to the Airport Authorities. As of December 7, 2005 we are at the final stages of completing the newly designed double-sided light boxes for the outdoor loading areas. Once installation starts Chi Shang Ling Yue is obliged to pay the balance of 30,656,000 Renminbi (approx. US$ 3.78 million) of the contract within 30 days of completion. Also once installation has started, our project manager Chuangrun will also start to market the remaining 20 outdoor signs not committed to Chi Shang Ling Yue.

      After successful installation of the 50 outdoor signs, the Company will have ample funding to start installation of the indoor scrolling signs. Chi Shang Ling Yue has also committed to 70 of the 100 indoor signs for a total of 107,520,000 Renminbi (approx. US$ 13.2 million). At the same time, our project manager Chuangrun will also start to market the remaining 30 indoor signs not committed to Chi Shang Ling Yue.

      For further expansion, we are looking at getting more advertising space as the Guangzhou New Baiyun Airport expands with Phases 2 and 3, as well as looking at other major China airports.

                                    Business

Our Company

      We were incorporated in the State of Nevada on August 6, 2002 under the name Eagle River Mining Corp. Our name was changed to China Media1 Corp. on January 14, 2005 and we are currently engaged in advertising in Southern China. Our administrative office is located at 141-757 West Hastings St., Suite 328, Vancouver, B.C. Canada V6C 1A1, and our telephone number: (778) 881-0939. We maintain a website at www.chinamedia1corp.com.

Industry Overview

China Media Advertising Markets

      According to AC Nielsen Media Research, the China advertising market will be the 2nd largest in the world by 2010. It is the fastest growing and largest consumer market and the advertising industry grew by 40% in 2003 (Source:
X-tribes China, Xtreme Information). Advertising expenditure in China soared to US$13 billion in 2003, covering 0.92% of GDP compared to an average of 3% in developed countries. In the past 20+ years, average growth rate was nearly 40% (source: China Advertisement Association). There are more than 100 million middle class in China today and projected to grow to over 500 million by 2012 (two-fifths of the population), wrote Pacific Chief Economist Andy Xie of Morgan Stanley Asia. China is already a large consumer market and will become larger as the economy grows. Some of the statistics collected by AC Capital Consulting Group as reported by China Online are:

      o     38 million urban families can afford US$12,000 on buying a car;

      o More than 70% of adults living in Beijing, Shanghai and Guangzhou (combined pop. 33 million) plan to buy a car in the next 5 years;

      o Housing sales in Beijing, Shanghai and Guangzhou are growing at close to 40% per annum;

      o The market for toiletries and cosmetics has passed US$ 3 billion, expected to reach US$ 22 billion by 2013; and

      o Chinese tourist currently spent US$ 20 billion+ overseas every year, it will be the country with the largest number of outbound tourist by 2020.

      As China keeps its promise to the WTO to open its advertising market, foreign advertising companies and agencies will move into China, this will create competition as well as more advertising business. As advertising property owners, China Media1 is well positioned to capitalize on the situation. All our assets are under long term contracts. For example, our contract with the Airport (as defined below) is for 20 years. Nobody else can get the same location for the next 20 years. The key to the future success of the company is to have more unique and exclusive assets located in desirable locations.

Our Business

Advertising in Southern China

      We are a media ownership firm and have focused our core business in Greater China. We own and operate specialty media assets throughout Southern China that include physical advertising space and the advertising contract with national and multinational corporations. We developed our business through the acquisition of contracts from Chuangrun Media Limited of Hong Kong and Guangzhou Chuangrun Advertising Company Limited located in the Peoples Republic of China (collectively, "Chuangrun"). Both Chuangrun and our company are controlled by our President, Mr. Cai Hanxiong.

Advertising Contracts

Chuangrun assigned 2 major advertising contracts to us in December 2004, one at the Guangzhou Baiyun International Airport and the other at the Guangzhou MTR (Subway). The assignment was effectuated through an operating agreement entered into between us and Chuangrun (see "Certain Relationships and Related Transactions---Operating Contract").

      Guangzhou Baiyun International Airport Scrolling Advertising Signs

      Guangzhou Baiyun International Airport is the larger airport in Southern China (the "Airport), and acts as a major gateway to China. It was completed in August 2004 to replace the existing airport and serves as one of the three largest airports in China alongside with Beijing and Shanghai. We have acquired 100 illuminated scrolling 3 poster machines located in the departure hall at the entrance heading to all the major gateways, including Shanghai, Beijing and Tianjing. This desirable media presence allows international and domestic companies to display their ads on the scrolling poster machines that measure 5 x
16.5 feet and gain an introduction to this market. In addition, in March 2005, Chuangrun, on our behalf, entered into an additional contract with the Airport for an additional fifty scrolling advertising light box locations along he entire domestic and international arrivals level outdoor loading area. We intend to install a newly designed newly designed double-sided light boxes with 6 posters on each side. This will generate a total of 600 poster spaces and will effectively double our revenue potential at the Airport. We expect the advertising rates to be approximately $12,000 per sign per month. This contract is for a term of 10 years with an option to renew for an additional 10 year period. To date, this advertising location has accounted for approximately $20 million in announced contracts for clients wishing to advertise on our signs at this location. Some of the revenues generated are a result of our relationship with Chi Shang Ling Yue Advertising Company Limited (the "Agency").

            Relationship with Chi Shang Ling Yue Advertising Agency

      Chuangrun, on our behalf, entered into 2 significant contracts with the Agency on each of April 5, 2005 and May 26, 2005. Under these contracts, the Agency will have the right to place their client's advertisements on 60% (or
30), of the available outdoor advertising lightboxes and 70% (or 70) of the available space inside. The Agency has agreed to pay us $6.425 million for use of the outdoor space and $13 million for use of the indoor space. Clients secured by the Agency include China Mobile, China Unicom, Ping An Insurance, Samsung, LG, etc.

            Sign Rental Agreement with Actionview Far East Limited

      In May 2005, Chuangrun, on our behalf, entered into a rental agreement with Actionview Far East Limited ("Actionview) pursuant to which Actionview will provide interior and exterior signs for use at the Airport. Actionview is responsible for installation and maintenance of the signs. The term of this contract is for a period of 5 years. We agreed to pay fees equal to 30% of the revenues generated for the first six months, 25% of the revenues for the next six months and 20% of the revenues thereafter.

      Guangzhou MTR (Subway) Pillar Advertising

      Guangzhou MTR is a subway system (the "Subway") that consists of 12 main metropolitan stations in Guangdong Province. Guangzhou has a close proximity to Hong Kong, is the commercial and political hub of Southern China and is a large industrial area which experiences heavy traffic and has a population of 10 million inhabitants within the area.

      We have an exclusive contract with the Subway to provide pillar wrap advertising (5x16 feet) for 12 main stations along the subway system. We expect our advertising rate to be approximately $20,000 per station per month and we expect to receive approximately $3 million in annual revenues once all signs are completed. This contract is for a period of 5 years and expires on October 31, 2009. In connection with this contract, we are required to pay the Subway an initial deposit of approximately $148,000 and a monthly management fee of approximately $12,000. To date, we have received contracts for this location from: Zhujiang Beer, Dongjun Plaza, a Class A office building in Guangzhou, Mazda and the Taiwan President Group to advertise their Soya Milk Products, and others.

                 China Rail Train Naming and Advertising Project

      The Company also has the right to acquire, and the Chuangrun Group of Companies promises to inject a China Rail Train Naming and Advertising Project into China Media1 Corp. within one year, when the project is proven viable, at a price to be negotiated in the future. The contracts above were recently executed by the Chuangrun Group of Companies with third parties in China, and no material revenues have been generated under them. Chuangrun Group of Companies has existing advertising clients and revenues, and publishes "give-away" magazines, which will not be a part of this transaction.

Competition

      The key to our success is the occupation of prime advertising locations with heavy upscale pedestrian traffic. These kind of locations are not common and are the focus of advertising agencies and media owners. So far, we have been able to secure these prime locations because of our partner Chuangrun. Chuangrun has a successful track record that gives them credibility, and they have also cultivated important contacts with both government and businesses that are the owners of such locations. The Airport is a very good example, as it was hotly contested and we now have over 25% of the ad spaces. The China Rail project is another prime project that we can take into our portfolio. There is competition in the market but the market is also very big and growing. There is still ample room for our company to grow.

Government Regulation

      China has a long standing law on the ownership of advertising agencies but not property owners. The onus is placed on the advertising agency to ensure proper contents in the advertisement. One of the WTO requirements is for China to relax the advertising agency ownership requirement. China Media1 is only subjected to regular business law in China.

Employees

      We have less than 10 employees currently and will only hire more full time employees as the business grows. We will hire on a temporary basis as the work load requires. As our affiliated company, Chuangrun is well established in Southern China, they will be a source of contracted help when the need arises.

Our Properties

      We do not own any property in China. Our project manager Chuangrun Advertising provides space for us at their office at 168 Jiang Nan Da Dao Zhong, CNOOC Building 12/F, Guangzhou, China 510240. Our administrative office is located at 141-757 West Hastings St., Suite 328, Vancouver, B.C. Canada V6C 1A1, telephone number: (778) 881-0939.

Legal Proceedings

      In March 2005, the Company received notice from an individual claming to be a valid holder of warrants to purchase 2,000,000 shares (post 20 for 1 stock split) of the Company's common stock at $0.05 per share, dated May 2004. Management of the Company with knowledge of facts and circumstances at the time immediately denied any prior knowledge or execution of any such transaction. The Company's counsel has notified the claimant that the purported warrant is not valid and will not be acknowledged. No compensation expense has been recorded in the Company's financial statements because no services were provided by the claimant related to the purported warrant and the potential warrant value in May 2004 would have been insignificant because the exercise price significantly exceeded the trading price of the Company's common stock at that time.

                                   Management

Executive Officer and Directors

      Our executive officers and directors, the positions held by them, and their ages are as follows:

      Name            Age   Position
      ----            ---   --------
      Hanxiong Cai     36   President, Chairman, Director
      Ernest Cheung    55   Chief Financial Officer, Secretary, Treasurer,
                            and Director
      Cai Han Li       32   Director
      Edwon Lam        46   Director
      Zhao Ai Ling     31   Director


Mr. Hanxiong Cai B.A., has been our President, Chairman, member of our board of directors and member of our Funding Allocation Committee since January 2005. Mr. Cai has devoted approximately 70% of his professional time to our business and intends to devote more time in the future. Mr. Cai graduated in 1989 with a BA (Foreign Trade) from Guangzhou University in China. Since 1999 Mr. Cai has been a sole proprietor of the Chuangrun Group of Companies in China. Chuangrun is a media and advertising company in Southern China. From 1990 to 1998 Mr. Cai was sales manager of Zhong Shan Import and Export Company, a Guangdong provincial government corporation in China.

Mr. Ernest Cheung B. Math, MBA, has been our Secretary, Treasurer, member of our board of directors and member of our Funding Allocation Committee since the inception of our business and assumed the role of Chief Financial Officer in September 2005. Mr. Cheung has devoted approximately 50% of his professional time to our business and intends to devote more time in the future. Mr. Cheung received a Bachelors Degree in Math in 1973 from the University of Waterloo, Ontario. He received a MBA from Queen's University, Ontario, in 1975. Mr. Cheung has been involved in venture capital markets for many years. Since May of 1995 Mr. Cheung has been President of Richco Investors, Inc., a company which provides capital market services (YRU.A:TSX). From 1991 to 1993 he was Vice-President of Midland Walwyn Capital, Inc. of Toronto, Canada, later known as Merrill Lynch Canada.

Mr. Cai Han Li B.A., has served on our board of directors since June 2005. Mr. Li received a college diploma and studied business management in Guangzhous Electronics and Television University. He started his career at Guangzhous Sunshine Development Ltd. And later transferred to Shantou Guo Guang Limited. He is currently Director of Administrations of Guangzhou Chuangrun Advertising Ltd., the company's exclusive agent for operation of the advertising assets.

Mr. Edwon Lam B.A., has served on our board of directors since June 2005. Mr. Lam received a Bachelors Degree in Marketing and Business Administration from Hong Kong Baptist University in 1983. He is currently managing director of China Guangdong Guoye Koyo Auto Parts Limited, a joint venture company between Japan Koyo Corporation limited and Guangdong Guoye Group since 2000.

Ms Zhoa Ai Ling B.A., has served on our board of directors since June 2005. Ms Ling attended South China University of Technology from 1994 to 1997. She worked for Guangzhou Zhi Li Trading Limited from 1994 to 2002. She is currently chief accountant of Guangzhou Chuangrun Advertising Ltd.

Audit Committee

      We do not have a separately designated audit committee at this time. The entire board of directors is acting as our audit committee as specified in
Section 3(a)(58)(B) of the Securities Exchange Act of 1934, as amended. Our board has determined that we have at least (2) audit committee financial experts serving on our audit committee. Those persons are Mr. Ernest Cheung and Ms. Zhao Ai Ling. Mr. Cheung is not independent because he is an employee.

Board of Directors

      Each director holds office until his successor is elected and qualified or until his earlier termination in the manner provided in our Bylaws. The officers serve at the discretion of the Board.

Executive Compensation

      The following table sets forth the cash compensation paid to the Chief Executive Officer and to all other executive officers for services rendered during the fiscal years ended December 31, 2004 and 2003.

                                  Annual Compensation              Long-Term Compensation
                                                                               Common Shares
                                                                                Underlying       All
                                                                  Restricted      Options       Other
                                                   Other Annual     Stock         Granted      Compen
Name and Position          Year   Salary   Bonus   Compensation   Awards ($)    (# Shares)     -sation
Hanxiong Cai, President,   2004    -0-      -0-        -0-           -0-            -0-          -0-
Chairman and Director
                           2003    -0-      -0-        -0-           -0-            -0-          -0-

Ernest Cheung, Chief       2004    -0-      -0-        -0-           -0-            -0-          -0-
Financial Officer (since
September 2005),
Secretary, Treasurer and
Director
                           2003    -0-      -0-        -0-           -0-            -0-          -0-

Michael McKennon, Chief    2004    -0-      -0-        -0-           -0-            -0-          -0-
Financial Officer and
Director (until
September 2005)
                           2003    -0-      -0-        -0-           -0-            -0-          -0-

Angela Du, President       2004    -0-      -0-        -0-           -0-            -0-          -0-
(until June 15, 2005
                           2003    -0-      -0-        -0-           -0-            -0-          -0-


Option Grants and Exercises

      There were no option grants or exercises by any of the executive officers named in the Summary Compensation Table above.

Employment Agreements

      There are currently no outstanding employee agreements.

Compensation of Directors

      All directors receive reimbursement for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business. From time to time we may engage certain members of the board of directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

Indemnification of Directors

      Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to a proceeding, including any lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is being indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may also be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by laws of the State of Nevada. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

      The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act. However, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

                 Certain Relationships and Related Transactions

Operating Contract

      Chuangrun is the management company for the advertising contracts in China, as defined in the amended and restated operating agreement dated as of October 10, 2005 and made retroactively effective to January 1, 2005. Chuangrun is controlled by our President. Under the terms of the amended and restated operating agreement, Chuangrun has assigned to us all revenues generated from the operations relating to the agreements between Chuangrun and the Airport for 100 indoor advertising signage locations and 50 Outdoor advertising signage locations. Further, the Company has agreed to pay from such revenues assigned to us all of the operating expenses of Chuangrun incurred relating to the agreements with the Airport for 100 Indoor advertising signage locations and 50 Outdoor advertising signage locations, including, but not limited to, trade accounts payable, real property lease obligations, employee lease obligations, and taxes. In addition, Chuangrun has assigned to us all revenues generated from the operations relating to the agreement between Chuangrun and the Subway for 12 station pillar wrap advertising locations. We have agreed to pay from such revenues assigned to us all of the operating expenses of Chuangrun incurred relating to the Subway pillary wrap agreement, including, but not limited to, trade accounts payable, real property lease obligations, employee lease obligations, and taxes.

      Under the terms of the amended and restated operating agreement, Chuangrun was appointed as our exclusive agent for all of Chuangrun projects and the Guangzhou MTR project. Chuangrun agreed to form a joint venture in Guangzhou to facilitate management of the projects after the Company has received funding. We agreed to pay management fees to Chuangrun of U.S. $1,500,000 for 2005, U.S. $2,000,000 for 2006, and U.S. $3,000,000 for each year thereafter, as compensation for Chuangrun acting as agent. The management fees include all daily operating expenses, but do not include project deposits and upfront fees.

Other Relationships

      Archer Pacific Management Inc. is a company controlled by Ernest Cheung, our Chief Financial Officer and director. Mr. Cheung, has advanced $200,000 to Chuangrun in January 2005 to close the acquisition of the advertising contracts. Since our inception, Archer Pacific Management Inc., advanced demand loans to us with an outstanding sum of $557,566 as of September 30, 2005, which were used for organizational and start-up costs and operating capital to-date. The loans do not bear interest and have not been paid as of the date hereof. The outstanding amounts are non-interest bearing, unsecured and due on demand.

      In November 2004, we issued a convertible loan in the amount of $20,000 to an unrelated party who subsequently was elected as our officer and director. The note was convertible into our common stock at $0.25 per share, after adjustment for the 20 for 1 stock split. The loan was unsecured, bore interest at 5% per annum, and was due on January 31, 2005. On January 18, 2005, the Company received notice by the holder to convert the loan into common stock. We issued 80,000 shares of its common stock in March 2005.

      From January 1, 2005 through November 30, 2005, we leased office space from McKennon Wilson & Morgan LLP, an affiliate of our former Chief Financial Officer, on a month to month basis at a rate of $1,000 per month.

      There is an amount of $159,475 due to an ex-officer in relation to the wages and rent payable to the ex-officer and the expenses incurred on behalf of the Company.

      Related party transactions are in the normal course of operations, occurring on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

         Principal Stockholders and Beneficial Ownership of Management.

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 12, 2005 by the following persons:

      o each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

      o     each of our directors and executive officers; and

      o     all of our directors and executive officers as a group.

      The following table assumes that there are 33,920,000 common shares issued and outstanding immediately before this offering. Except as set forth in the footnotes to the table, the persons names in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

                                                     Number Of Shares
Name And Address (1)                                Beneficially Owned   Percentage Owned
-------------------------------------------------   ------------------   ----------------
Hanxiong Cai                                                20,338,235               60.0%
Ernest Cheung                                                        0                  *
Cai Han Li                                                   1,500,000               4.42
Zhao Ai Ling                                                 1,500,000               4.42
Edwon Lam                                                            0                  *

All directors and officers as a group (5 persons)           23,338,235               68.8%

----------------------------------------------
* Less than 1% of the outstanding shares of common stock.

(1) Unless otherwise noted, the address for each person is 168 Jiang Nan Da Dao Zhong, CNOOC Building 12/F, Guangzhou, China.

                            Selling Security Holders

      This prospectus relates to the offer and sale of 6,971,016 shares of our common stock by the selling stockholders identified below. Except as indicated below, none of the selling stockholders are or have been affiliates of ours.

      The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares sold by the selling stockholders.

      The shares of common stock being offered by the selling stockholders are issuable upon: (1) conversion of our convertible promissory notes dated as of November 1, 2005 or (2) upon exercise of the related warrants. For additional information regarding the convertible promissory notes, see "Description of Securities--Convertible Promissory Notes." For additional information regarding the warrants, see "Description of Securities--Warrants." We are registering the shares in order to permit the selling stockholders to offer the shares of common stock for resale from time to time.

      The following table sets forth (i) the names of the selling stockholders,
(ii) the number of shares of common stock owned beneficially by each of them as of December 12, 2005, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by each selling stockholder after this offering. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." Pursuant to various agreements with the selling stockholders, we have filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public their shares of common stock as specifically set forth below. The following information is based upon information provided by the selling stockholders. Except as otherwise set forth in the footnotes to the table, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after this offering can be provided.

      Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

      In accordance with the terms of the registration rights granted to the holders of the convertible promissory notes dated November 1, 2005, this prospectus covers the resale of at least that number of shares of common stock equal to (i) the product of 1.75 and the number of shares of common stock issuable upon conversion of the convertible promissory notes determined as if the outstanding convertible promissory notes were converted in full as of the date immediately preceding the filing of the registration statement of which this prospectus is a part (without regard to any limitations on conversions) and
(ii) the number of shares of common stock issuable upon exercise of warrants determined as if the warrants were exercised in full as of the date immediately preceding the filing of the registration statement of which this prospectus forms a part (without regard to any limitations on exercise). In addition, we are registering 99,942 shares issuable upon exercise of the warrants issued to Westcap Securities, Inc., in connection with the issuance of the convertible promissory notes. Because of adjustments to and variations in the conversion price of the convertible promissory notes, the number of shares that will actually be issued upon conversion of the notes may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      Under the terms of the convertible promissory notes and the warrant issued in connection therewith, the selling stockholders may not convert the convertible promissory notes or exercise the warrants issued in connection therewith, to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible promissory notes which have not been converted and upon exercise of the warrants issued in connection therewith which have not been exercised. The number of shares in the second column does not reflect this limitation.

      The "Common Shares Beneficially Owned after Offering" column assumes the sale of all shares offered by the selling stockholders set forth below (and assumes exercise of the 2,598,516 warrants). The "Percentage of Common Shares Beneficially Owned after Offering" column is based on 40,891,576 shares of common stock outstanding as of December 12, 2005.

                                       Shares Beneficially Owned
                                         Prior to Offering (1)
                                       ------------------------
                                                                     Shares      Percentage of
                                                       Number     Beneficially       Class
                                        Number of     of Shares   Owned After     Owned After
Name                                   Shares Owned    Offered    Offering (2)   Offering (2)
------------------------------------   ------------   ---------   ------------   -------------
Alpha Capital Akhengesellschaft (3)       2,285,715   3,142,858              0               *
The Nutmeg Group (4)                        285,715     392,858              0               *
Professional Traders Fund LLC (5)           571,428     785,714              0               *
Platinum Long Term Growth I, LLC (6)      1,428,572   1,964,286              0               *
Paul Masters IRA (4)                        285,715     392,858              0               *
Alexander Buchana Lewis (7)                 140,000     192,500              0               *
Westcap Securities, Inc. (8)                 99,942      99,942              0               *

      TOTAL                               5,097,084   6,971,016              0               *

* Less than one percent (1%).

(1)   Includes shares underlying presently exercisable warrants.

(2)   Assumes all of the offered shares are sold.

(3) Includes 571,429 shares underlying warrants exercisable at $0.52 per share, 571,429 shares underlying warrants exercisable at $0.66 per share.

(3) Includes 71,429 shares underlying warrants exercisable at $0.52 per share, 71,429 shares underlying warrants exercisable at $0.66 per share.

(3) Includes 142,857 shares underlying warrants exercisable at $0.52 per share, 142,857 shares underlying warrants exercisable at $0.66 per share.

(3) Includes 571,429 shares underlying warrants exercisable at $0.52 per share, 571,429 shares underlying warrants exercisable at $0.66 per share.

(3) Includes 357,143 shares underlying warrants exercisable at $0.52 per share, 357,143 shares underlying warrants exercisable at $0.66 per share.

(3) Includes 35,000 shares underlying warrants exercisable at $0.52 per share, 35,000 shares underlying warrants exercisable at $0.66 per share.

(8) Includes 49,971 shares underlying warrants exercisable at $0.52 per share and 49,971 shares underlying warrants exercisable at $0.66 per share. Westcap Securities Inc., is a registered broker dealer.

                            Description of Securities

Common Stock

      We are authorized to issued 1,500,000,000 shares of common stock, of which, as of the date of this prospectus, 33,920,000 shares were issued, outstanding, and held by approximately 50 record holders. Each holder of common stock is entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Our charter does not provide for cumulative voting for the election of directors. As a result, under Nevada Law, the holders of more than one-half of the outstanding shares of common stock generally will be able to elect all of our directors then standing for election and holders of the remaining shares will not be able to elect any director. Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments will be described in the applicable prospectus supplement. Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Convertible Promissory Notes

      On November 1, 2005, we issued $874,500 of principal amount of convertible promissory notes and warrants to purchase shares of the Company's common stock. The aggregate gross proceeds from the sale of the notes and warrants were $874,500. The convertible notes are due on May 1, 2007 and bear interest at the prime rate plus four percent (4%). The notes are initially convertible into the common shares at a conversion price of $0.35 per share. After the occurrence of an event of default under the notes, the conversion price shall be adjusted to eighty percent (80%) of the volume weighted average price of our common shares for the five trading days prior to a conversion date.

      Commencing on the seventh month of the notes, we must make a payment of one-twelfth (1/12) of the principal amount of each note, either in cash or by conversion of such amount into our common shares. If, on the payment date, the market price for our common shares are below $0.70 per share, we may make this payment either in cash at 110% of the amount of the payment or in our common shares at a conversion rate equal to the lesser of $0.35 per share or eighty percent (80%) of the volume weighted average price of our common shares for the five trading days prior to a conversion date, subject to certain limitations. However, if, on the payment date, the market price for our common shares is equal to or greater than $0.70 per share, then we must make this payment in our common shares at a conversion price of $0.35 per share.

Warrants

      The notes were issued with Series "A" Warrants to purchase up to 1,249,287 shares of our common stock at an exercise price of $0.52 per share until November 1, 2010 and Series "B" Warrants to purchase up to 1,249,287 shares of our common stock at an exercise price of $0.66 per share until November 1, 2010.

Warrant Issued to Westcap Securities Inc.

      On November 1, 2005, we issued (i) a Series "A" Warrant to purchase up to 49,971 shares of our common stock at an exercise price of $0.52 per share until November 1, 2010 and (ii) a Series "B" Warrant to purchase up to 49,971 shares of our common stock at an exercise price of $0.66 per share until November 1 2010.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc.

                                  Legal Matters

      Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock being offered by the prospectus.

                                     Experts

      Our financial statements for the year ended December 31, 2004 appearing in this prospectus and this registration statement have been audited by Moore Stephens Ellis Foster Ltd., independent auditors, as set forth in their report thereon, which contains an explanatory paragraph with respect to the uncertainty surrounding our ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing

      Changes In Disagreements With Accountants on Accounting and Financial Disclosure

      On May 5, 2005, we dismissed Moore Stephens Ellis Foster Ltd. as our independent accountants, and we engaged Ernst & Young LLP as our independent accountants.

         The reports of Moore Stephens Ellis Foster Ltd. on our financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the accountant's reports of Moore Stephens Ellis Foster Ltd. on our financial statements for the fiscal years ended December 31, 2004 and 2003 stated that we had suffered losses from operations and required additional capital and that these factors raised substantial doubt about our ability to continue as a going concern.

      The decision to change accountants from Moore Stephens Ellis Foster Ltd. to Ernst & Young LLP as approved by our board of directors.

      During our fiscal years ended July 31, 2004 and 2003 and the subsequent interim period through May 5, 2005, the date of the dismissal of Moore Stephens Ellis Foster Ltd., we did not have any disagreement with Moore Stephens Ellis Foster Ltd .on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      During that time, there were no "reportable events" as set forth in Item 304(a)(1)(i-v) of Regulation S-B adopted by the Securities and Exchange Commission, except that the accountant's reports of Moore Stephens Ellis Foster Ltd. on our financial statements for the fiscal years ended July 31, 2002 and 2003 stated that we had suffered losses from operations and required additional capital and that these factors raised substantial doubt about our ability to continue as a going concern.

      We engaged Ernst & Young LLP on May 5, 2005. We had not consulted Ernst & Young LLP regarding any of the matters specified in Item 304(a)(2) of Regulation S-B.

      We provided Moore Stephens Ellis Foster Ltd. with a copy of this disclosure prior to its filing with the Commission. Moore Stephens Ellis Foster Ltd. provided us with a letter stating that they had reviewed the our statements included under Item 4.01 of our Current Report and that they agreed with the statements contained therein, except that they are not in a position to agree or disagree with our statement that the change was approved by the Board of Directors.. A copy of this letter was filed with our filing with the Commission.

                              Available Information

      We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission's website on the Internet at http://www.sec.gov.

      Statements contained in this prospectus or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

      We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission (other than information in such documents that is deemed not to be filed):

      (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

      (b) Quarterly Reports of Form 10-QSB for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

      (c) Current Reports on Form 8-K, filed on November 7, 2005, October 7, 2005, June 17, 2005, February 8, 2005 and December 30, 2004 and any amendments thereto; and

      (d) Registration Statement on Form SB-2 filed on October 30, 2002 and any amendments thereto.

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to China Media1 Corp., 141-757 West Hastings St., Suite 328, Vancouver, B.C. Canada V6C 1A1 and telephone number: (778) 881-0939.

      The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

                          Index to Financial Statements

Report of Independent Registered Public Accounting Firm......................F-2

Balance Sheet................................................................F-3

Statements of Operation......................................................F-4

Statements of Stockholder's Equity (Deficit).................................F-5

Statements of Cash Flows.....................................................F-6

Note to Financial Statements.................................................F-7

Unaudited Interim Financial Statements:

Balance Sheet as of September 30, 2005 (unaudited)..........................F-14

Statements of Operations for the three and nine months ended September
  30, 2005 and 2004 (unaudited).............................................F-15

Statement of Stockholder's Equity (unaudited)...............................F-16

Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 (unaudited)......................................................F-17

Notes to the Financial Statements (unaudited)...............................F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

CHINA MEDIA1 CORPORATION

(formerly Eagle River Mining Corp.)

(A development-stage company)

We have audited the balance sheet of China Media1 Corp. formerly Eagle River Mining Corp. (the "Company"), a development-stage company as of December 31, 2004, the related statements of operations and cash flows for each of the two years in the period ended December 31, 2004, and the period from August 6, 2002 (inception) to December 31, 2004, and the statements of stockholders' equity (deficit) for the period from August 6, 2002 (inception) to December 31, 2002 and for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, and the period from August 6, 2002 (inception) to December 31, 2004, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and requires additional capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                           /s/ MOORE STEPHENS ELLIS FOSTER LTD.

March 22, 2005                              Chartered Accountants

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                          (A development-stage company)

                                  Balance Sheet
                                December 31, 2004
                           (Expressed in U.S. Dollars)

ASSETS

Current assets:
Cash and cash equivalents                                                  $   3,267
Demand note receivable from related party (Note 3)                           181,208
Total current assets                                                         184,475

Mineral property (Note 4)                                                         --

Total assets                                                               $ 184,475

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities                                   $   5,830
Due to directors (Note 6)                                                    132,844
Due to a shareholder (Note 6)                                                 20,916
Convertible note due to related party (Note 6)                                20,000
Total current liabilities                                                    179,590
Commitments and contingencies (Note 7)
Stockholders' Equity (Notes 1, 2, 6 and 8):
Common stock, 1,500,000,000 shares authorized, par value of $0.00005 per
  share, 30,140,000 shares issued and outstanding                              1,507
Additional paid-in capital                                                   112,696
Deficit accumulated during the development stage                            (109,318)
Total stockholders' equity                                                     4,885

Total liabilities and stockholders' equity                                 $ 184,475

The accompanying notes are an integral part of these financial statements.

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                          (A development-stage company)

                            Statements of Operations
                           (Expressed in U.S. Dollars)


Years Ended December 31,

                                         August 6,
                                      2002 (inception)
                                             to            Years Ended December 31,
                                        December 31,     ----------------------------
                                            2004             2004            2003
                                      ----------------   ------------    ------------
Revenues                              $             --   $         --    $         --

General and administrative expenses            136,803         77,983          38,210

Loss from operations                          (136,803)       (77,983)        (38,210)

Other income                                    27,485         10,640          13,491

Net loss                              $       (109,318)  $    (67,343)   $    (24,719)

Net loss per share
- basic and diluted                                      $      (0.00)   $      (0.00)

Weighted average number of
Common shares outstanding
- basic and diluted                                        30,140,000      25,217,480

The accompanying notes are an integral part of these financial statements.

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                          (A development-stage company)

                 Statements of Stockholders' Equity (Deficiency)
                           (Expressed in U.S. Dollars)

                                                                                   Deficit
                                                                                 accumulated        Total
                                                                    Additional     during       stockholders'
                                                  Common stock       paid-in     development       Equity
                                                Shares     Amount    capital        stage       (deficiency)
                                              ----------   ------   ----------   -----------    -------------
Issuance of common stock for cash

August 6, 2002, $0.0067 per share             18,000,000   $  900   $    5,130   $        --    $       6,030
Comprehensive income (loss)-
Net loss for the period                               --       --           --       (17,256)         (17,256)
Balance, December 31, 2002                    18,000,000   $  900   $    5,130   $   (17,256)   $     (11,226)

Issuance of common stock for cash on
May 28, 2003, $0.10 per share                 12,140,000      607       60,093            --           60,700
Imputed interest calculated on advances
  from stockholders                                   --       --        7,954            --            7,954
Comprehensive income (loss)-
Net loss for the year                                 --       --           --       (24,719)         (24,719)

Balance, December 31, 2003                    30,140,000   $1,507   $   73,177   $   (41,975)   $      32,709

Imputed interest calculated on advances
  from stockholders                                   --       --        9,519            --            9,519
Fair value of services provided by officers
  and directors                                       --       --       30,000            --           30,000
Comprehensive income (loss)-
Net loss for the year                                 --       --           --       (67,343)         (67,343)

Balance, December 31, 2004                    30,140,000   $1,507   $  112,696   $  (109,318)   $       4,885

The accompanying notes are an integral part of these financial statements.

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                          (A development-stage company)

                            Statements of Cash Flows
                           (Expressed in U.S. Dollars)

Years ended December 31,

                                                        August 6,
                                                     2002 (inception)        Years ended
                                                            to               December 31,
                                                       December 31       --------------------
                                                           2004            2004        2003
                                                     ----------------    --------    --------
Cash flows from (used) in operating activities
Net loss for the period                                     $(109,318)   $(67,343)   $(24,719)
Adjustment to reconcile net loss to
  net cash used in operating activities:
Fair value of officer compensation                             30,000      30,000          --
Imputed interest expense                                       17,473       9,519       7,954
Changes in operating assets and liabilities-
Increase in accounts payable and accrued
  liabilities                                                   5,830       5,830          --

Net cash used in operating activities                         (56,015)    (21,994)    (16,765)

Cash flows used in investing activities-
Advances under demand note receivable                        (181,208)     (9,662)    (37,037)

Cash flows from financing activities:

Advances (repayments) from directors and a
  shareholder                                                 153,760      11,231     (15,426)
Proceeds from convertible note to related party                20,000      20,000          --
Proceeds from issuance of common stock                         66,730          --      60,700

Net cash provided by financing activities                     240,490      31,231      45,274

Increase (decrease) in cash and cash equivalents                3,267        (425)     (8,528)

Cash and cash equivalents, beginning of period                     --       3,692      12,220

Cash and cash equivalents, end of period                    $   3,267    $  3,267    $  3,692

Supplemental disclosures of cash flow information:
Interest expense paid in cash                               $      --    $     --    $     --
Income taxes paid in cash                                   $      --    $     --    $     --

The accompanying notes are an integral part of these financial statements.

                               CHINA MEDIA1 CORP.
                        Formerly Eagle River Mining Corp.
                          (A development-stage company)

                          Notes to Financial Statements
                           (Expressed in U.S. Dollars)

Note 1 - Organization and Business

China Media1 Corp., formerly Eagle River Mining Corp., was formed on August 6, 2002 under the laws of the State of Nevada. The Company changed its name to China Media1 Corp. (the "Company") on January 14, 2005. The Company, a development-stage company until the first quarter of 2005, was initially engaged in the acquisition and exploration of mineral properties. On December 26, 2004, the Company signed an agreement to acquire two advertising contracts from the Chuangrun Group of Companies ("Chuangrun") located in the Peoples Republic of China ("China") through issuance of 3,700,000 new shares and inducing existing shareholders to transfer 17,300,000 shares, as well as paying $200,000 to Chuangrun (see Note 8). The acquisition of the contracts resulted in a change in ownership of the Company. The Company commenced revenues from its advertising contracts in the first quarter of 2005.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business, under accounting principles generally accepted in the United States of America. The Company has incurred net losses since inception, and requires additional capital to repay certain debts to related parties, as well as to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans to raise equity financing to repay certain obligations with related parties totalling approximately $300,000, $200,000 of which was advanced after year end to consummate the acquisition of the advertising contracts, and fund expansion of operations in China, as well as administrative and regulatory compliance in the United States. There are no assurances that management will be successful in their plans to obtain financing. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

Stock Split

The Company effected a 20-for-1 forward stock split on January 14, 2005. All share information has been retroactively restated for the periods presented.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions. The significant estimates made during the year ended December 31, 2004, were related to the fair value of services provided at no cost to the Company by its officers and directors.

Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of December 31, 2004 and 2003, the Company had no deposit in a bank beyond insured limits.

Foreign Currency Translations

The Company is located and operating outside of the United States of America. It maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

The Company is operating outside the United States of America and has significant exposure to foreign currency risk due to the fluctuation of the currency in which the Company operates and the U.S. dollars.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

These financial instruments include cash and cash equivalents, a demand note from a related party, accounts payable and accrued liabilities and due to related parties. Fair values were assumed to approximate carrying values for these financial instruments, except where noted, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Fair Value of Shareholders and Officer Transactions

The Company's officers provide services at no charge. The Securities and Exchange Commission (the "SEC"), issued Staff Accounting Bulletin ("SAB") No. 79 Shareholder Transactions, whereby the Company is required to assess the fair value of transactions and services provided to the Company. The estimated fair value of services rendered by certain of its officers and directors, which are also shareholders, was $30,000 for the year ended December 31, 2004, beginning in May 2004, the date the management in place at that time determined the Company became active. No charge was made to operations in from inception to December 31, 2003 because the Company was deemed inactive.

Mineral Properties and Exploration Expenses

Exploration costs are charged to operations as incurred until such time that proven reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from mineral reserves equals or exceeds the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production. As at December 31, 2004, the Company did not have proven reserves and no costs were capitalized.

Costs of initial acquisition of mineral rights and concessions are capitalized until the properties are abandoned or the right expires.

Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company's capital assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted rate. This liability is capitalized as part of the cost of the related asset and amortized over its productive life. The liability accretes until the Company settles the obligation. As of December 31, 2004 and 2003, the Company had no asset retirement obligations.

Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life or estimated useful life. The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

Long-Lived Assets

Long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value.

Revenue Recognition

The Company will record revenues from its advertising when the services are rendered, and evidence that a written arrangement exists and the amounts are deemed collectible. Prepayments will be deferred as a liability and recognized as revenues over the service period. Revenues from exploration activities are not expected to materialize within the next 12 months.

Advertising Expenses

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the years ended December 31, 2004 and 2003.

Stock-Based Compensation

The Company adopted the fair value method of accounting for stock-based compensation recommended by of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation".

The Company does not have a stock option plan nor has it granted any stock options since inception.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

The Company has no elements of "other comprehensive income" for the years ended December 31, 2004 and 2003.

New Accounting Pronouncements

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123R). SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." SFAS 123R is effective for interim reporting period that begins after June 15, 2005. The adoption of SFAS 123R will not have any impact on its financial position, results of operations, or cash flows, until such time the board of directors sponsors a plan and the shareholders approve a plan.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29." The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. This Statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance-that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, applied prospectively. This statement does not affect the Company currently.

Note 3 - Demand Notes Receivable from Related Party

The promissory notes receivable is advanced to a company owned by an individual related to a director of the Company. The notes are unsecured bearing interest at 6% per annum accrued daily and repayable on demand.

                     2004       2005

Principal          $161,025   $161,025
Accrued interest     20,183     10,521
                   --------   --------
                   $181,208   $171,546
                   ========   ========


This note is guaranteed by the directors and a shareholder, to whom the Company owed a total of $153,760 as at December 31, 2004.

Note 4 - Mineral Property

British Columbia, Canada - Sun Set Property

In 2002, the Company staked, under the name of a Company director, a mineral property consisting of two (2) claims covering approximately 2,500 acres located in Vernon, Canada, for approximately US$1,592. The director is the legal title holder of the claims; however, an unofficial deed has been signed by that director transferring 100% interest to the Company. This deed will not be filed with the appropriate government agent until such time that the Company starts its exploration production and demands the transfer of these legal titles.

Note 5 - Income Taxes

As at December 31, 2004, the Company has estimated net operating losses carry forward for tax purposes of $84,000, which expire through 2024 for United States income tax reporting purposes. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current operations.

The Company cannot deduct the fair value of officer and director compensation recorded in the financial statements totalling $30,000 for 2004 (Note 2). Such amount is the most significant cause for the difference between reported operating losses for income tax and financial reporting purposes.

The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                           2004        2005

Tax loss carryforwards   $ 28,560    $ 16,450
Valuation allowance       (28,560)    (16,450)
                         --------    --------
                         $     --    $     --
                         ========    ========


Note 6 - Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

In fiscal year 2004, interest income of $9,662 ($9,012 in 2003) was earned from a company controlled by an individual related to a director of the Company. At year-end, this amount remained unpaid and is included in demand promissory note (Note 3).

The amounts due to two directors and a shareholder are non-interest bearing, unsecured and due on demand. The Company recorded imputed interest of $9,519 (2003 - $7,954) at an interest rate of 5% per annum.

In November 2004, the Company issued a convertible loan in the amount of $20,000 to an unrelated party, whom subsequently was elected an officer and director of the Company. The note was convertible into the Company's common stock at $0.25 per share, after adjustment for the 1 for 20 stock split. The loan was unsecured, bore interest at 5% per annum, and was due on January 31, 2005. On January 18, 2005, the Company received notice by the holder to convert the loan into common stock. The Company will issue 80,000 shares of its common stock in March 2005. There was no beneficial conversion price in connection with this agreement as the conversion price exceeded the fair value of the Company's common stock on the date of issuance, the date the conversion was available.

Note 7 - Contingency

In March 2005, the Company received notice from an individual claming to be a valid holder of warrants to purchase 2,000,000 shares (post 20 for 1 stock split) of the Company's common stock at $0.05 per share, dated May 2004. Management of the Company with knowledge of facts and circumstances at the time, immediately denied any prior knowledge or execution of any such transaction. The Company's counsel has notified the claimant that the purported warrant is not valid and will not be acknowledged. No compensation expense has been recorded in the Company's financial statements because no services were provided by the claimant related to the purported warrant and the potential warrant value in May 2004 would have been insignificant because the exercise price significantly exceeded the trading price of the Company's common stock at that time.

Note 8 - Subsequent Events and Commitments

Contract rights

On December 26, 2004, the Company signed an agreement to acquire the two following contracts from the Chuangrun located in Southern China: Guangzhou New Baiyun Airport Scrolling Advertising Signs - the contract provides for the installation of 100 large size scrolling three-poster signs in the passenger terminal of the Guangzhou Airport, China. In connection therewith, the Company is required to pay approximately $1,100,000 seven (7) days after the contract commences and $1,100,000 every three months thereafter for a total of four (4) payments in the aggregate or approximately $4,400,000 for the first full year and approximately $4,400,000 for year 2. For year three (3) through year four
(4), the fees increase by 3% from the base year of $4,400,000 or approximately $4,550,000 for year three and four. In year five (5) and thereafter, the fees increase 10% from year four or to approximately $4,900,000. The term of the contract is for a period of ten (10) years with an option to renew for an additional ten (10) year period for a total of 20 years. The first payment is expected to occur in May 2005 at which time the contract officially commences.

Guangzhou MTR (subway) Pillar Advertising Contract - the contract provides for pillar wrap around advertising for 12 stations along the Guangzhou Subway system in China. In connection therewith, the Company is required to pay $12,000, monthly. This contract commenced in February 2005.

The Company issued 3,700,000 new shares and induced existing shareholders to transfer 17,300,000 shares, as well as paid Chuangrun $200,000 for the contracts. The transaction closed on February 1, 2005 and is retroactive to January 1, 2005.

On March 11, 2005, the Company entered into an additional contract for installation of 50 exterior scrolling advertising signs the Guangzhou New Baiyun Airport. In connection therewith, the Company is required to pay approximately $723,000, 15 days after the contract commences and $361,000 every six (6) months thereafter during year one (1) through year three (3). For year four (4) through year six (6), the fees are approximately $1,083,000. In year seven (7) and thereafter, the fees are approximately $1,444,000. The term of the contract is for a period of ten (10) years, with an option to renew for an additional ten years.

Shareholder and Director Resolutions

On January 14, 2005, the Board of Directors and shareholders of the Company approved the following transactions:

The authorized share capital of the Company was increased to 1,500,000,000 shares of common stock with a par value of $0.00005 per share. The name of the Company was changed to China Media1 Corp. The number of director positions of the Company was increased from three to seven and new directors were named.

A forward split of the shares of common stock of the Company on a 20 for 1 basis. All shares and per share amounts were retroactively adjusted for all periods presented to reflect the stock split.

Rental Agreement

The Company entered into an agreement, effective April 1, 2005, whereby it will pay an entity for rentals of 150 rolling poster signs for use in the Guangzhou Airport. The Company will pay fees equal to 30% of revenues generated under the Guangzhou Airport contract until minimum revenues are met, which is estimated to be during the first six months, then 25% during the next six months (or three months for certain signs) and 20%, thereafter. The term of the contract is five
(5) years.

Maintenance Agreement

Management expects to enter into a maintenance contract, whereby it will pay fees equal to 5% of revenues from the Guangzhou Airport contract.

Advertising Agency Agreement

On April 5, 2005, the Company entered into an agreement with an advertising agency (the "Agency") for supply advertising on 30 exterior scrolling advertising signs for a period of one (1) year, commencing May 1, 2005. Within 20 days of this contract, when 30% of the signs are in service, the Agency shall pay the Company a 10% contract fulfilment guarantee in amount of approximately $630,000. Within one (1) month after the first payment, the remaining 90% or approximately $5,600,000.

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                                 BALANCE SHEETS
                    September 30, 2005 and December 31, 2004
                                   (Unaudited)
                           (Expressed in U.S. Dollars)

                                                                                    September 30,    December 31,
(See note 2 - Basis of presentation)                                                     2005            2004
------------------------------------------------------------------------------------------------------------------
ASSETS                                                                               (Unaudited)      (Audited)

Current Assets
  Cash and cash equivalents                                                         $       1,572    $      3,267
  Accounts receivable                                                                     701,555              --
  Demand note receivable from related party                                                    --         181,208
  Production costs                                                                          1,600              --
------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      704,727         184,475

Leasehold improvements, net of accumulated amortization of $5,906                          33,463              --
Deposits (Note 3)                                                                         891,720              --

------------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $   1,629,910    $    184,475
==================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payables                                                                 $     136,325    $      5,830
  Customer deposits                                                                       642,038              --
  Due to related parties  (Note 4)                                                      1,739,757         153,760
  Convertible note due to related party                                                        --          20,000
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                               2,518,120         179,590
------------------------------------------------------------------------------------------------------------------


Commitments and Contingencies                                                                  --              --

Stockholders' Equity (Deficiency):
  Common Stock, 1,500,000,000 shares authorized, par value of $0.00005 per share,
    33,920,000 shares issued and outstanding                                                1,696           1,507
  Additional paid in capital                                                                   --         112,696
  Accumulated other comprehensive loss                                                     (6,423)             --
  Accumulated deficit                                                                    (883,483)       (109,318)

------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity (Deficiency)                                                  (888,210)          4,885
------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                          $   1,629,910    $    184,475
==================================================================================================================

    The accompaning notes are an integral part of these financial statements

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                            STATEMENTS OF OPERATIONS
  For the three-month and nine-month periods ended September 30, 2005 and 2004
                                   (Unaudited)
                           (Expressed in U.S. Dollars)

                                                            Three months ended               Nine months ended
                                                               September 30,                   September 30,
                                                        ----------------------------    ----------------------------
(See note 2 - Basis of presentation)                        2005            2004            2005            2004
--------------------------------------------------------------------------------------------------------------------

Revenues                                                $    554,765    $         --    $  1,219,457    $         --

Cost of revenues                                              98,151              --         250,963              --

--------------------------------------------------------------------------------------------------------------------
     Gross profit                                            456,614              --         968,494              --
--------------------------------------------------------------------------------------------------------------------

Operating expenses:
     Sales commissions                                        83,214              --         182,918              --
     General and administrative, excluding
       management fees to related party                       23,016           4,344         367,248          14,526
     Management fees to related party                        375,000              --       1,125,000              --

--------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                481,230           4,344       1,675,166          14,526
--------------------------------------------------------------------------------------------------------------------

Net Loss                                                $    (24,616)   $     (4,344)   $   (706,672)   $    (14,526)
====================================================================================================================


Net Loss per share- basic and diluted                   $      (0.00)   $      (0.00)   $      (0.02)   $      (0.00)
                                                        ============================================================

Weighted average number of common shares outstanding:
  - basic and diluted                                     33,920,000      30,140,000      33,494,872      30,140,000
                                                        ============================================================

    The accompaning notes are an integral part of these financial statements

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          For the Nine-month periods ended September 30, 2005 and 2004
                                   (Unaudited)
                           (Expressed in U.S. Dollars)

                                                                                Accumulated                        Total
                                                                 Additional        other                       stockholders'
                                                Common stock      paid-in      comprehensive    Accumulated       Equity
(See note 2 - Basis of presentation)         Shares     Amount    capital          loss           Deficit      (deficiency)
----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                 30,140,000   $1,507   $   73,177    $          --    $   (41,975)   $      32,709

Imputed interest calculated on advances
  from stockholders                                --       --        9,519               --             --            9,519

Fair vlaue of services provided by
  officers and directors                           --       --       30,000               --             --           30,000

Comprehensive income (loss)-
Net loss for the year                              --       --           --               --        (67,343)         (67,343)

----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004                 30,140,000   $1,507   $  112,696    $          --    $  (109,318)   $       4,885

Issuance of common stock upon the
  conversion of loan                           80,000        4       19,996               --             --           20,000

Issuance of common stock for acquisition
  of Airport and MTR projects               3,700,000      185     (132,692)              --        (67,493)        (200,000)

Comprehensive income (loss)-
Foreign translation adjustment                     --       --           --           (6,423)            --           (6,423)
Net loss for the nine months ended
  September 30, 2005                               --       --           --               --       (706,672)        (706,672)

----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2005                33,920,000   $1,696   $       --    $      (6,423)   $  (883,483)   $    (888,210)
============================================================================================================================

    The accompaning notes are an integral part of these financial statements

                               CHINA MEDIA1 CORP.
                       (formerly Eagle River Mining Corp.)
                            STATEMENTS OF CASH FLOWS
          For the nine-month periods ended September 30, 2005 and 2004
                                   (Unaudited)
                           (Expressed in U.S. Dollars)

(See note 2 - Basis of presentation)                                               2005         2004
------------------------------------------------------------------------------------------------------

Cash flows from operating activities
  Net loss for the period                                                      $  (706,672)   $(14,526)
  Adjustments to reconcile net loss to net cash used in operating activities
    Amortization                                                                     5,906          --
    Translation adjustment                                                          (6,423)         --
    Changes in operating assets and liabilities
      (Increase) Decrease in accounts receivables                                 (701,555)      1,120
      (Increase) Decrease in production costs                                       (1,600)         --
      (Increase) Decrease in refundable deposits                                  (891,720)         --
      Increase (Decrease) in accounts payable                                       22,169         313
      Increase (Decrease) in accrued liabilities                                   254,326          --
      Increase (Decrease) in customer deposits                                     642,038          --
------------------------------------------------------------------------------------------------------
  Net cash used in operating activities                                         (1,383,531)    (13,093)
------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Purchase of leasehold improvements                                               (39,369)         --
  Collection on demand promissory note                                             181,208          --
------------------------------------------------------------------------------------------------------
  Net cash flows provided by (used in) investing activities                        141,839          --
------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Advances from related parties                                                    417,281      10,077
  Increase in due to related party                                               1,022,716          --
  Cash paid to acuqire contracts, deemed a distribution                           (200,000)         --
------------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities                                1,239,997      10,077
------------------------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                               (1,695)     (3,016)

Cash and cash equivalents - beginning of period                                      3,267       3,692

------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of period                                      $     1,572    $    676
======================================================================================================


Supplemental Information:
Cash paid for:
    Interest expense paid in cash                                              $        --    $     --
    Income taxes paid in cash                                                           --          --

    The accompaning notes are an integral part of these financial statements

                               CHINA MEDIA1 CORP.
                       (Formerly Eagle River Mining Corp.)

                          Notes to Financial Statements
                               September 30, 2005
                                   (unaudited)
                           (Expressed in U.S. Dollars)

Note 1 - Organization and Business

China Media1 Corp., formerly Eagle River Mining Corp., was formed on August 6, 2002 under the laws of the State of Nevada. The Company changed its name to China Media1 Corp. (the "Company") on January 14, 2005. The Company, a development-stage company until the first quarter of 2005, was initially engaged in the acquisition and exploration of mineral properties. On December 26, 2004, the Company signed an agreement to acquire two advertising contracts from the Chuangrun Media Limited of Hong Kong, and Guangzhou Chuangrun Advertising Company Limited located in the Peoples Republic of China ("China") collectively ("Chuangrun"), through the issuance of 3,700,000 new shares of common stock, and transfer of 17,300,000 shares of common stock by two shareholders, as well as paying $200,000 to Chuangrun (see Note 3). The acquisition of the contracts resulted in a change in control of the Company. The Company and Chuangrun are controlled by one and the same individual. The contracts acquired provide the Company a fixed number of advertising spots in certain train stations and an international airport in Guangzhou, China.

The Company earns revenue by providing the acquired advertising spots to its customers based on advertising contracts. The Company commenced revenues from advertising contracts in the first quarter of 2005.

The accompanying financial statements include the accounts pertaining to the Company's contract rights operated by Chuangrun and the accounts of China Media1 Corp. All significant intercompany accounts have been eliminated in consolidation.

Note 2 - Significant Accounting Policies

Financial Statement Presentation

The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities Exchange Commission ("SEC") regarding interim financial reporting. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America. The financial statements and related notes of China Media1 Corp. for the year ended December 31, 2004 were filed with the SEC on form 10-KSB on April 14, 2005.

The unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the unaudited financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of certain events and actions that the Company may undertake in the future, actual results may be different from those estimates. The results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business, under accounting principles generally accepted in the United States of America. The Company has incurred net losses since inception, and requires additional capital to repay certain debts to related parties, as well as to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans to raise equity financing of approximately $2,500,000 to repay related-party obligations, fund expansion of operations in China, as well as administrative and regulatory compliance. There are no assurances that management will be successful in their plans to obtain financing. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded net of allowances for doubtful accounts and reserves for returns. In the normal course of business, the Company extends credit to customers that satisfy predefined credit criteria. The Company is required to estimate the collectability of its receivables. Reserves for returns are based on historical return rates and sales patterns. Allowances for doubtful accounts are established through the evaluation of accounts receivable agings and prior collection experience to estimate the ultimate realization of these receivables.

Concentration of credit risk

The Company maintains Renminbi cash balances in banks of China and Canadian Dollar cash balances in a Canadian bank, that are not insured. Revenues are derived in geographic locations outside the United States. The advertising business in China accounts for 100% of the total revenue of the Company.

Foreign Currency Translations

The assets and liabilities of the Company's foreign operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting foreign currency translation adjustments are reflected as a separate component of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values.

Long-Lived Assets

Long-term assets of the Company will be reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the impairment or Disposal of Long-Lived Assets. Management will consider assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. The Company currently does not have significant long-lived assets.

Revenue Recognition

The Company's revenues for 2005 consisted of revenues from advertisement services. In accordance with S.E.C. Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the Company recognizes revenue when the following criteria are met: persuasive evidence that an arrangement exists; delivery has occurred or services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured. If all of the above criteria have been met, revenues are principally recognized upon shipment of products or when services have been rendered. Revenues derived from advertisement services are recognized pursuant to advertising contracts signed with customers as the advertising spots are made available to the customers. Amounts received from customers in advance of revenue recognition are deferred and classified on the balance sheet as "deferred revenue."

Production Costs

Design and installation costs incurred for a customer are capitalized and amortized over the initial service contract period, generally within one year.

Advertising Expenses

The Company will expense advertising costs if and when incurred.

Stock-Based Compensation

The Company adopted the fair value method of accounting for stock-based compensation recommended by of Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation". The Company does not have a stock option plan nor has it granted any stock options since inception.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. If it likely the Company will not recover deferred tax assets because of continued losses or due to limited operating history, management will record a valuation allowance.

Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

Comprehensive Income

Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the periods presented.

Note 3 - Contract Rights

Advertising  Contracts

On December 26, 2004, the Company signed an agreement to acquire the two following contracts from Chuangrun located in Southern China: Guangzhou New Baiyun Airport Scrolling Advertising Signs - the contract provides for the installation of 100 large size scrolling three-poster signs in the passenger terminal of the Guangzhou Airport, China. In connection therewith, the Company is required to pay RMB9,000,000 ($1,114,650) as a deposit seven (7) days after the contract commences. Management fees of RMB36,000,000 ($4,458,600) per annum is payable on a quarterly basis with equal amounts for the first 2 years. Management fees of RMB37,080,000 ($4,592,358) per annum is payable on a quarterly basis with equal amounts for the third to fifth years. Management fees will then be increased to RMB40,788,000 ($5,051,594) per annum thereafter and is payable on a quarterly basis with equal amounts. The term of the contract is for a period of 10 years with an option to renew for an additional 10 year period for a total of 20 years. Due to the delay in scheduling by the airport authority, the installation of the scrolling signs and payment of the deposit of RMB9,000,000 ($1,114,650) still has not been requested by the airport authority as of September 30, 2005.

Guangzhou Mass Transit Railway ("MTR") Pillar Advertising Contract - the contract provides for pillar wrap around advertising for 12 stations along the Guangzhou MTR system in China. In connection therewith, the Company is required to pay a deposit of RMB1,200,000 ($148,620) (paid) and a monthly management fee of RMB100,000 ($12,385). The term of the contract is for a period of 5 years expiring on October 31, 2009.

On March 11, 2005, Chuangrun entered into an additional contract for installation of 50 exterior scrolling advertising signs the Guangzhou New Baiyun Airport and the contract was also assigned to the Company. In connection therewith, the Company has to pay a deposit of RMB6,000,000 ($743,100) (paid) and management fees of RMB6,000,000 ($743,100), RMB9,000,000 ($1,114,650) and
RMB12,000,000 ($1,486,200) per annum are payable on a half-yearly basis with each amounts for the first 3 years, forth to sixth years and thereafter, respectively. The term of the contract is for a period of 10 years, with an option to renew for an additional 10 years. This contract is expected to commence in November 2005.

Sign Rental Agreement

Chuangrun entered into a rental agreement on May 13, 2005 with Actionview Far East Limited ("Actionview") on the Company's behalf for the interior and exterior signs for use in the Guangzhou New Baiyun Airport. The Company will pay fees equal to 30% of revenues generated or certain minimum amounts agreed upon by both parties for the first six months, then 25% of revenues for the next six months (or three months for certain signs) and 20%, thereafter after the minimum amounts specified are achieved. The term of the contract is for 5 years expiring on March 31, 2010. Revenue is defined as the gross turnover less the business tax, sales commissions and premises rental fees. Actionview is responsible for installation and maintenance of the signs.

Significant Customer Contracts

On April 5, 2005, Chuangrun entered into an agreement with an advertising agency, Chi Shang Ling Yue Advertising Company Limited (the "Agency"), for supply advertisement on 30 exterior scrolling advertising signs for a period of one year, commencing when signs are installed (the "Scrolling Contract"). The Agency has to pay the Company a 10% contract fulfillment guarantee in the amount of RMB5,184,000 ($642,038) (paid). The remaining 90% balance, or RMB46,696,000
($5,783,300) will be paid within one month after the signs are installed. Chuangrun has assigned the rights under this agreement with the Agency to China Media1 Corp. as part of China Media1's previous acquisition of the rights to display advertising at the Guangzhou New Baiyun Airport.

On May 26, 2005, Chuangrun entered into an agreement with the Agency for the placement of advertisements on 70 light boxes throughout four (4) different locations inside the Guangzhou New Baiyun Airport (the "Lightbox Contract"). Each box contains three poster advertisements. Chuangrun has assigned the rights under this agreement with the Agency to China Media1 Corp. as part of China Media1's previous acquisition of the rights to display advertising at the Guangzhou New Baiyun Airport. The contract period is one (1) year, commencing on September 1, 2005. The total completion price will be RMB107,520,000 ($13,316,352). The Agency will pay Chuangrun a 15% prepayment of RMB16,280,000 ($1,997,453) either when 30% of the lights boxes are up and ready for advertising placements or on August 15, 2005, which ever comes later. Within seven days of completing putting up all the posters, the remaining amount of RMB91,392,000 ($11,318,900) will be paid to Chuangrun.

Under the terms of both agreements, the Agency is responsible for providing the appropriate business licenses, permits, and other related forms to legally complete the installation. The Agency must also deliver design of each advertisement (poster) to Chuangrun five (5) days before installation of that advertisement.

Operating Contract

Chuangrun is the management company for the advertising contracts in China, as defined in the amended and restated operating agreement dated as of October 10, 2005 and made retroactively effective to January 1, 2005. Under the terms of the amended and restated operating agreement, Chuangrun has assigned to the Company all revenues generated from the operations relating to the agreements between Chuangrun and the Guangzhou New Baiyun Airport for 100 indoor advertising signage locations and 50 Outdoor advertising signage locations. Further, the Company has agreed to pay from such revenues assigned to the Company all of the operating expenses of Chaungrun incurred relating to the agreements with the Guangzhou New Baiyun Airport for 100 Indoor advertising signage locations and 50 Outdoor advertising signage locations, including, but not limited to, trade accounts payable, real property lease obligations, employee lease obligations, and taxes. In addition, Chuangrun has assigned to the Company all revenues generated from the operations relating to the agreement between Chuangrun and the Guangzhou MTR for 12 station pillar wrap advertising locations. The Company has agreed to pay from such revenues assigned to the Company all of the operating expenses of Chaungrun incurred relating to the Guangzhou MTR 12 station pillary wrap agreement, including, but not limited to, trade accounts payable, real property lease obligations, employee lease obligations, and taxes.

Under the terms of the amended and restated operating agreement, Chuangrun was appointed as the Company's exclusive agent for all of Chuangrun projects and the Guangzhou MTR project. Chuangrun agreed to form a joint venture in Guangzhou to facilitate management of the projects after the Company has received funding. The Company agreed to pay management fees to Chuangrun of U.S. $1,500,000 for 2005, U.S. $2,000,000 for 2006, and U.S. $3,000,000 for each year thereafter, as compensation for Chuangrun acting as agent. The management fees include all daily operating expenses, but do not include project deposits and upfront fees.

Note 4 - Related Party Transactions

At September 30, 2005, amounts due to related parties are as follows:

Due to an affiliate company - Archer Pacific Management Inc.   $  557,566
Due to Chuangrun                                                1,022,716
Due to an ex-officer                                              159,475
                                                               ----------
                                                               $1,739,757
                                                               ==========


Archer Pacific Management Inc. is a company controlled by a director of the Company. The amounts due to Archer Pacific represent advances and payments made by the director on behalf of the Company. The outstanding amounts are non-interest bearing, unsecured and due on demand.

      The amounts due to Chuangrun consist of management fees and commissions payable to Chuangrun and advances and payments made on behalf of the Company.

Total commissions earned were $182,918 during the nine months ended September 30 30, 2005, which have been accrued in the accompanying balance sheet, to the extent these have not been paid. The Company recorded $1,125,000of earned management fees for the nine months ended September 30, 2005, which are included in amounts due to related parties in the accompanying balance sheet. In addition, Chuangrun has paid a deposit and certain leasehold improvements in connection with its MTR Rail contract, on the Company's behalf as recorded in the accompanying balance sheet.

In November 2004, the Company issued a convertible loan in the amount of $20,000 to an unrelated party who subsequently was elected an officer and director of the Company. The note was convertible into the Company's common stock at $0.25 per share, after adjustment for the 20 for 1 stock split. The loan was unsecured, bore interest at 5% per annum, and was due on January 31, 2005. On January 18, 2005, the Company received notice by the holder to convert the loan into common stock. The Company issued 80,000 shares of its common stock in March 2005.

The amounts due to an ex-officer were in relation to the wages and rent payable to the ex-officer and the expenses incurred on behalf of the Company.

Related party transactions are in the normal course of operations, occurring on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

Note 5 - Share Capital

The authorized share capital of the Company has been increased to 1,500,000,000 shares of common stock with a par value of $0.00005 per share after the approval of the board of directors and shareholders of the Company on January 14, 2005. The Company also carried out a forward split of the shares of common stock of the Company on a 20 for 1 basis. All shares and per share amounts were retroactively adjusted for all periods presented to reflect the stock split.

Note 6 - Subsequent Event and Contingent Liabilities

In March 2005, the Company received notice from an individual claming to be a valid holder of warrants to purchase 2,000,000 shares (post 20 for 1 stock split) of the Company's common stock at $0.05 per share, dated May 2004. Management of the Company with knowledge of facts and circumstances at the time immediately denied any prior knowledge or execution of any such transaction. The Company's counsel has notified the claimant that the purported warrant is not valid and will not be acknowledged. No compensation expense has been recorded in the Company's financial statements because no services were provided by the claimant related to the purported warrant and the potential warrant value in May 2004 would have been insignificant because the exercise price significantly exceeded the trading price of the Company's common stock at that time.

On November 1, 2005, the Company issued $874,500 of principal amount of convertible promissory notes and warrants to purchase shares of the Company's common stock. The aggregate gross proceeds from the sale of the notes and warrants were $874,500. The convertible notes are due on May 1, 2007 and bear interest at the prime rate plus four percent (4%). The notes are initially convertible into the common shares at a conversion price of $0.35 per share. After the occurrence of an event of default under the notes, the conversion price shall be adjusted to eighty percent (80%) of the volume weighted average price of the Company's common shares for the five trading days prior to a conversion date.

Commencing on the seventh month of the notes, the Company must make a payment of one-twelfth (1/12) of the principal amount of each note, either in cash or by conversion of such amount into the Company's common shares. If, on the payment date, the market price for the Company's common shares are below $0.70 per share, the Company may make this payment either in cash at 110% of the amount of the payment or in the Company's common shares at a conversion rate equal to the lesser of $0.35 per share or eighty percent (80%) of the volume weighted average price of the Company's common shares for the five trading days prior to a conversion date, subject to certain limitations. However, if, on the payment date, the market price for the Company's common shares is equal to or greater than $0.70 per share, then the Company must make this payment in China Media1 common shares at a conversion price of $0.35 per share.

The notes were issued with Series "A" Warrants to purchase up to 1,249,286 shares of the common stock of the Company at an exercise price of $0.55 per share until November 1, 2010 and Series "B" Warrants to purchase up to 1,249,286 shares of the common stock of the Company at an exercise price of $0.70 per share until November 1, 2010.

The Company has agreed to register the secondary offering and resale of the shares issuable upon conversion of the notes, the shares issuable upon exercise of the Series "A" Warrants, and the shares issuable upon exercise of the Series "B" Warrants within 45 days of the closing of the private placement of the notes and the warrants.

The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the notes and the warrants.

In connection with the offer and sale of the notes and the warrants, the Company incurred $52,470 or 6% broker's commission, a 4% restricted stock commission on the sale of the notes, a 5% cash commission on any cash proceeds received by the Company on the exercise of any Series "A" or "B" Warrants, Series "A" Warrants to purchase up to 49,971 shares of the common stock of the Company, and Series "B" Warrants to purchase up to 49,971 shares of the common stock of the Company. The Company also incurred $17,490 on due diligence and $71,000 on legal, regulatory filing and professional fees for the transaction.

              TABLE OF CONTENTS

                                            Page

Prospectus Summary..............................3
Risk Factors....................................5
Use of Proceeds.................................9
Market for Common Equity and Related
   Stockholder Matters..........................9
Plan of Distribution...........................10
Management's Discussion and Analysis
   Or Plan of Operation........................12
Business.......................................13
Management.....................................16
Certain Relationships and Related
   Transactions................................18
Principal Stockholders and Beneficial
   Ownership of Management.....................20
Selling Security Holders.......................21
Description of Securities......................23
Legal Matters..................................24
Experts........................................24
Available Information..........................25
Index to Financial Statements.................F-1

      Until _______, 2006, 25 days after
commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------


                CHINA MEDIA1 CORP.


                 6,971,016 Shares


              ----------------------
                    PROSPECTUS
              ----------------------


           ___________________ __, 200_


--------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to a proceeding, including any lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is being indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may also be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by laws of the State of Nevada. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

      The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act. However, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth estimated expenses to be incurred by us in connection with the issuance and distribution of all shares being registered. All such expenses are estimated except for the SEC registration fee.

Description of Expense                                      Amount($)
                                                            ---------
SEC registration fee...................................          $371
Printing expenses......................................         5,000
Fees and expenses of counsel for the Company...........        25,000
Fees and expenses of accountants for Company...........        25,000
Miscellaneous..........................................        10,000
                                                            ---------
                                      Total:                   65,371

Item 26. Recent Sales of Unregistered Securities

Since inception on August 6, 2002, we have sold the following securities which were not registered under the Securities Act of 1933, as amended:

Name and Address
of Beneficial Owner                      Date                  Shares               Consideration
--------------------------------   ----------------   ----------------------   ------------------------
Angela Du,                          August 6, 2002     9,000,000(post-split)           US$3,015
950-789 W Pender St, Vancouver,
BC V6C 1H2

Ernest Cheung[1],                   August 6, 2002     9,000,000(post-split)           US$3,015
141-757 W Hastings St, Suite 328
Vancouver, BC  V6C 1A1

Hanxiong Cai                       January 18, 2005    3,700,000(post-split)   Pursuant to an Agreement
1208 Ocean Oil Bldg                                                            between the Company and
168 Jiang Nan Da Dao Zhong,                                                    Hanxiong Cai
Guangzhou, China                                                               dated December 26, 2004.

[1] These shares were held by Archer Pacific Management Inc., a company wholly owned by Ernest Cheung.

      We issued the foregoing restricted shares of common stock to Ms. Angela Du,, Archer Pacific Management Inc. (wholly owned by Mr. Ernest Cheung), and Mr. Cai under Section 4(2) of the Securities Act of 1933, as amended. No commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

      In November 2004, we issued a convertible loan in the amount of $20,000 to an unrelated party who subsequently was elected as our officer and director. The note was convertible into our common stock at $0.25 per share, after adjustment for the 20 for 1 stock split. The loan was unsecured, bore interest at 5% per annum, and was due on January 31, 2005. On January 18, 2005 we received notice by the holder to convert the loan into common stock. We issued 80,000 shares of its common stock in March 2005. We relied on the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.

      On November 1, 2005, we issued $874,500 of principal amount of convertible promissory notes and warrants to purchase shares of our common stock. The aggregate gross proceeds from the sale of the notes and warrants were $874,500. The convertible notes are due on May 1, 2007 and bear interest at the prime rate plus four percent (4%). The notes are initially convertible into the common shares at a conversion price of $0.35 per share. After the occurrence of an event of default under the notes, the conversion price shall be adjusted to eighty percent (80%) of the volume weighted average price of our common shares for the five trading days prior to a conversion date.

      Commencing on the seventh month of the notes, we must make a payment of one-twelfth (1/12) of the principal amount of each note, either in cash or by conversion of such amount into our common shares. If, on the payment date, the market price for the our common shares are below $0.70 per share, we may make this payment either in cash at 110% of the amount of the payment or in our common shares at a conversion rate equal to the lesser of $0.35 per share or eighty percent (80%) of the volume weighted average price of our common shares for the five trading days prior to a conversion date, subject to certain limitations. However, if, on the payment date, the market price for our common shares is equal to or greater than $0.70 per share, then we must make this payment in China Media1 common shares at a conversion price of $0.35 per share.

      The notes were issued with Series "A" Warrants to purchase up to 1,249,287 shares of our common stock at an exercise price of $0.52 per share until November 1, 2010 and Series "B" Warrants to purchase up to 1,249,287 shares of the common stock of the Company at an exercise price of $0.66 per share until November 1, 2010.

      We agreed to register the secondary offering and resale of the shares issuable upon conversion of the notes, the shares issuable upon exercise of the Series "A" Warrants, and the shares issuable upon exercise of the Series "B" Warrants within 45 days of the closing of the private placement of the notes and the warrants.

      We relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the notes and the warrants.

      In connection with the offer and sale of the notes and the warrants, we incurred $52,470 or 6% broker's commission, a 4% restricted stock commission on the sale of the notes, a 5% cash commission on any cash proceeds received by us on the exercise of any Series "A" or "B" Warrants, Series "A" Warrants to purchase up to 49,971 shares of our common stock and Series "B" Warrants to purchase up to 49,971 shares of our common stock. We also incurred $17,490 on due diligence and $71,000 on legal, regulatory filing and professional fees for the transaction.

Item 27. Exhibits

Exhibit No.                            Description
-----------   ------------------------------------------------------------------
3.1           Articles of Incorporation (1)

3.2           Bylaws (Amended) (2)

4.1           Specimen Stock Certificate (1)

5.1           Opinion of Spectrum Law Group, LLC re: legality of shares

10.1 Agreement dated May 18, 2005 between Westcap Securities, Inc. and China Media1 Corporation. (3)

10.2 Amended and Restated Operating Agreement dated October 10, 2005 between Chuangrun Media Company Limited, Guangzhou Chuangrun Advertising Co. Ltd. and China Media 1. Corp.(4)

10.3 Guangzhou New Baiyun Airport Bus Waiting Area Electronic Light Box Advertising Contract dated as of April 5, 2005 between Guangzhou Chuangrun Advertising Company Limted and Chi Shang Ling Yue Advertising Company Limited. (5)

10.4 Guangzhou New Baiyun Airport Electronic Light Box Advertising Contract Contract dated as of May 26, 2005 between Guangzhou Chuangrun Advertising Company Limted and Chi Shang Ling Yue Advertising Company Limited. (5)

10.5 Agreement by and Between Chuangrun Media Limited and Actionview Far East Limited. (5)

10.6 Subscription Agreement dated November 1, 2005 by and among China Media1 Corp. and the subscribers set forth therein (4)

10.7          Form of Convertible Promissory Note dated November 1, 2005 (4)

10.8          Form of Series A Warrant  (4)

10.9          Form of Series B Warrant (4)

10.10 Agreement dated March 11, 2005 between The Guangzhou Baiyan International Airport Company Limited and The Guangzhou Chuagrun Media Company Limited.

10.11 Agreement dated November 28, 2004 between The Guangzhou Baiyan International Airport Company Limited and The Guangzhou Chuagrun Media Company Limited.

10.12 Agreement dated November 28, 2004 between The Guangzhou MRT (Mass Transit Railway) Company of Guangdong, the People's Republic of China and The Guangzhou Chuagrun Media Company Limited.

16.1          Consent Letter from Moore Stephens Ellis Foster, Ltd. (6)

23.1          Consent of Spectrum Law Group, LLP (filed as part of Exhibit 5.1)

23.2          Consent of Moore Stephens Ellis Foster, Ltd.

------------
(1) Filed as an Exhibit to the Company's Registration Statement on Form SB-2, dated October 29, 2002 and filed in form 8-K on February 3, 2005 for the change of company name and authorized capital, and incorporated herein by this reference.

(2) Filed as an Exhibit to the Company's Form 10-QSB for the Quarterly period ended March 31, 2003.

(3) Filed as an Exhibit to the Company's Form 10-QSB for the Quarterly period ended March 31, 2005.

(4) Filed as an Exhibit to the Company's Current Report on Form 8-K dated November 1, 2005.

(5) Filed as an Exhibit to the Company's Current Report on Form 8-K dated June 17, 2005.

(6) Filed as an Exhibit to the Company's Current Report on Form 8-K dated May 5, 2005.


Item 28. Undertakings

The undersigned Registrant hereby undertakes the following:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Wire One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Wire One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on December 16, 2005.

                                              CHINA MEDIA1 CORP.

                                              By: /s/ Hanxiong Cai
                                                 -----------------------
                                                  Hanxiong Cai
                                                  President

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

Signatures            Title                                    Date
--------------------------------------------------------------------------------
/s/ Hanxiong Cai      President, Director                      December 16, 2005
-----------------     (Principal Executive Officer)
Hanxiong Cai

/s/ Ernest Cheung     Chief Financial Officer, Secretary,
-----------------     Director (Principal Financial and        December 16, 2005
Ernest Cheung         Accounting Officer

/s/ Cai Han Li        Director                                 December 16, 2005
-----------------
Cai Han Li

/s/ Edwon Lam         Director                                 December 16, 2005
-----------------
Edwon Lam

/s/ Zhao Ai Ling      Director                                 December 16, 2005
-----------------
Zhao Ai Ling